News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces First Quarter 2016 Financial Results
OLATHE, Kan., Thursday, May 12, 2016 -- Hooper Holmes, Inc. (NYSE MKT:HH) today announced financial results for the quarter ended March 31, 2016.

Consolidated revenues totaled $7.2 million for the first quarter of 2016, representing an increase of 27.5% compared to $5.7 million during the first quarter of 2015. The Company recorded a net loss of $3.4 million, or $0.03 per share for the first quarter of 2016 compared to a net loss of $2.1 million, or $0.03 per share for the first quarter of 2015. On an adjusted EBITDA basis, the Company's net loss for the first quarter 2016 was $1.4 million, a 10.1% improvement compared to the first quarter 2015.

Gross profit for the 2016 first quarter increased approximately 100% to $1.5 million, compared to $0.7 million for the same period last year. As a percent of sales, gross profit was 20.2% compared to 12.9% for the 2015 first quarter. Selling, general and administrative expense for the three month period ending March 31, 2016, totaled $3.8 million compared to $2.7 million in the first quarter of 2015, reflecting the addition of staff and other expenses associated with increased revenues from the provision of portal, wellness and coaching services to direct customers.

As of March 31, 2016, cash and cash equivalents totaled $2.0 million, with $2.6 million in borrowings outstanding under the Company’s credit facility.

Henry Dubois, President and CEO of Hooper Holmes commented, "The results we announced this morning reflect strong revenue growth, higher gross margins, and improving adjusted EBITDA. The momentum in our business continues, and we are making progress towards our 2016 financial goals of revenue of $42+ million and positive adjusted EBITDA and operating cash flow. Looking ahead, we will continue to execute our business plan to improve financial performance and deliver significantly improved shareholder value."

Hooper Holmes Confidential

Conference Call

The Company will host a conference call today, Thursday, May 12, 2016, at 7:30 a.m. CT (8:30 a.m. ET) to discuss its first quarter 2016 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-378-0320 or internationally 1-719-457-2697, conference ID: 5726444, five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available through May 19, 2016, by dialing 877-870-5176, or internationally 1-858-384-5517. The access code for the replay is 5726444.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

More information is available at hooperholmes.com and at accountablehealthsolutions.com.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release reflect the Company’s current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, risks related to customer concerns about our financial health, our liquidity, uncertainty as to our working capital requirements over the next 12 to 24 months, our ability to maintain compliance with the financial covenants contained in our credit facility and term loan, declines in our business, our competition, and our ability to retain and grow our customer base and its related impact on revenue, our ability to recognize operational efficiencies and reduce costs, our ability to realize the expected benefits from the acquisition of Accountable Health Solutions, and such other factors as discussed in Part I, Item 1A, Risk Factors, and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015, and similar discussions in our other filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

Hooper Holmes Confidential

Hooper Holmes Confidential

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended March 31, 2016		Three months ended March 31, 2015	
Revenues	$	7,241	$	5,681
Cost of operations		5,781		4,949
Gross profit		1,460		732
Selling, general and administrative expenses		3,827		2,660
Transaction costs		108		87
Operating loss from continuing operations		(2,475)		(2,015)
Interest expense, net		789		83
Loss from continuing operations before taxes		(3,264)		(2,098)
Income tax expense		5		5
Loss from continuing operations		(3,269)		(2,103)
Discontinued operations:				
Loss from discontinued operations		(159)		(4)
Net loss	$	(3,428)	$	(2,107)
Reconciliation of GAAP results to Non-GAAP results				
Interest expense	$	212	$	-
Other debt related costs included in Interest expense		577		83
Income taxes		5		5
Depreciation & amortization		701		293
Share-based compensation expense		80		89
Stock payments		150		-
Transaction Costs		108		87
Transition Costs		52		-
Portamedic contingent liability		150		-
Adjusted (Non-GAAP) EBITDA	$	(1,393)	$	(1,550)

Adjusted EBITDA for first quarter 2016 was ($1.4 million), compared to ($1.6 million) of adjusted EBITDA in the first quarter of 2015. The above schedule is a description of adjustments made to net loss.

	2016		2015	
Income (loss) per share				
Continuing operations:				
Basic	$	(0.03)	$	(0.03)
Diluted		(0.03)		(0.03)
Discontinued operations:				
Basic		(0.00)		(0.00)
Diluted		(0.00)		(0.00)
Net loss:				
Basic		(0.03)		(0.03)
Diluted		(0.03)		(0.03)
Weighted average number of shares:				
Basic and diluted		120,848,209		70,866,603

Hooper Holmes Confidential